Exhibit 99.1

Contact:	Mike Huston, President, CEO, and COO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $8.2 Million, or $1.48 Per Diluted Share, in First Quarter 2024

ANCHORAGE, Alaska - April 24, 2024 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $8.2 million, or $1.48 per diluted share, in the first quarter of 2024, compared to $6.6 million, or $1.19 per diluted share, in the fourth quarter of 2023, and $4.8 million, or $0.84 per diluted share, in the first quarter a year ago. The increase in first quarter 2024 profitability as compared to the prior quarter was primarily the result of an increase in mortgage banking income, a lower provision for credit losses, and a gain on sale of other real estate owned (“OREO”). The increase in profitability in the first quarter of 2024 compared to the same period a year ago was primarily due to an increase in mortgage banking income, higher net interest income, a lower provision for credit losses, unrealized gains on marketable equity securities, and a gain on an OREO sale.

Dividends per share in the first quarter of 2024 increased 2% to $0.61 per share compared to $0.60 per share in the fourth and first quarters of 2023.

On March 29, 2024, the Company announced by press release that Mr. Schierhorn resigned from his position as President, Chief Executive Officer and Chief Operating Officer of the Company and Chief Executive Officer of the Bank, effective April 6, 2024. Mr. Schierhorn will continue to serve as Chairman of the Board of Directors of the Company and Chairman of the Board of Directors of the Bank. In connection with Mr. Schierhorn's resignation, Mr. Huston was appointed to the position of President, Chief Executive Officer and Chief Operating Officer of the Company and President and Chief Executive Officer of the Bank as part of the Company's long-term succession plans.

“We are grateful for Mr. Schierhorn's many years of leadership as one of Northrim's charter employees and in his role as Chairman, Chief Executive Officer, and President," said Mike Huston. "We look forward to his continued contributions as Chairman in the years ahead.”

“First quarter results benefited from stable net interest income and operating expenses, lower credit loss provisions, and increased mortgage originations,” continued Mr. Huston. “We continued our expansion by opening a branch in Homer to build on the success of the loan production office we opened there in 2023. Despite the uncertain interest rate outlook, the Alaskan economy continues to perform well and we believe we are well-positioned in 2024.”

First Quarter 2024 Highlights:

•Net interest income in the first quarter of 2024 decreased 1% to $26.4 million compared to $26.7 million in the fourth quarter of 2023 and increased 6% compared to $25.0 million in the first quarter of 2023.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.22% for the first quarter of 2024, up 10-basis points from the fourth quarter of 2023 and down 8-basis points from the first quarter a year ago.
•The weighted average interest rate for portfolio loans originated in the first quarter of 2024 was 7.15% compared to 7.35% for loans originated in the fourth quarter of 2023 and 6.04% in the first quarter a year ago.

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•Return on average assets (“ROAA”) was 1.19% and return on average equity (“ROAE”) was 13.84% for the first quarter of 2024.
•Portfolio loans were $1.81 billion at March 31, 2024, up 1% from the preceding quarter and up 18% from a year ago, primarily due to retaining certain mortgages originated by Residential Mortgage, a subsidiary of Northrim Bank (the “Bank”), in the loan portfolio, new customer relationships, and expanding market share.
•Total deposits were $2.43 billion at March 31, 2024, down 2% from the preceding quarter, and up 6% from $2.30 billion a year ago. Non-interest bearing demand deposits decreased 5% from the preceding quarter and decreased 7% year-over-year to $714.2 million at March 31, 2024 and represents 29% of total deposits.
•The average cost of interest-bearing deposits was 2.13% at March 31, 2024, up from 2.00% at December 31, 2023 and 1.20% at March 31, 2023.
•A new branch opened in Homer, Alaska to serve the communities on the Kenai Peninsula along with the Soldotna branch that opened in 2019.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total assets	$2,759,560	$2,807,497	$2,790,189	$2,638,207	$2,580,037
Total portfolio loans	$1,811,135	$1,789,497	$1,720,091	$1,659,239	$1,535,187
Total deposits	$2,434,083	$2,485,055	$2,427,930	$2,302,311	$2,296,273
Total shareholders’ equity	$239,327	$234,718	$225,259	$221,336	$224,425
Net income	$8,199	$6,613	$8,374	$5,577	$4,830
Diluted earnings per share	$1.48	$1.19	$1.48	$0.98	$0.84
Return on average assets	1.19%	0.93%	1.22%	0.85%	0.76%
Return on average shareholders’ equity	13.84%	11.36%	14.67%	9.85%	8.73%
NIM	4.16%	4.06%	4.15%	4.14%	4.22%
NIMTE*	4.22%	4.12%	4.21%	4.21%	4.30%
Efficiency ratio	68.93%	72.21%	66.64%	74.03%	78.51%
Total shareholders’ equity/total assets	8.67%	8.36%	8.07%	8.39%	8.70%
Tangible common equity/tangible assets*	8.14%	7.84%	7.54%	7.83%	8.13%
Book value per share	$43.52	$42.57	$40.60	$39.45	$39.56
Tangible book value per share*	$40.61	$39.68	$37.72	$36.60	$36.74
Dividends per share	$0.61	$0.60	$0.60	$0.60	$0.60
Common stock outstanding	5,499,578	5,513,459	5,548,436	5,610,841	5,672,841

* References to NIMTE, tangible book value per share, tangible common equity to tangible common assets, and tangible common equity to tangible assets, excluding the unrealized losses on the available for sale securities portfolio, (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 11.)

The Alaska Department of Labor (“DOL”) has reported Alaska’s seasonally adjusted unemployment rate in February of 2024 was 4.7% compared to the U.S. rate of 3.9%. The total number of payroll jobs in Alaska, not including uniformed military, increased 2.6% or 8,200 jobs between February of 2023 and February of 2024.

According to the DOL, Construction and Health Care had the largest growth in new jobs through February of 2024 compared to the prior year. The Construction sector added 1,900 positions for a year over year growth rate of 13.3% in February. The Health Care sector grew by 1,600 jobs for an annual growth rate of 4%. The Oil & Gas sector increased by 6.8% or 500 direct new jobs. Trade, Transportation & Utilities added 1,500 jobs year over year

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through February of 2024, up 2.4%. The Government sector grew by 1,400 jobs over the same period for 1.8% growth, mainly due to more state and local positions in Alaska.

Alaska’s Gross State Product (“GSP”) in the fourth quarter of 2023, was estimated to be $68.7 billion in current dollars, according to the Federal Bureau of Economic Analysis (“BEA”). Alaska’s inflation adjusted “real” GSP grew 5.3% in all of 2023, placing Alaska fourth best of all 50 states. In the fourth quarter of 2023 Alaska grew at an annualized rate of 4.5%, compared to the average U.S. rate of 3.4%. Alaska’s real GSP improvement in the fourth quarter of 2023 was aided by gains in the Mining, Oil and Gas sector.

The BEA also calculated Alaska’s seasonally adjusted personal income at $53.7 billion in the fourth quarter of 2023. This was an annual improvement of 4.3% for Alaska compared to the national average improvement of 5.2%.

The monthly average price of Alaska North Slope (“ANS”) crude oil was in a range between $75.64 and $95.05 in 2023. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 479 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2023. The DOR has forecast production to decline slightly to 468 thousand bpd in Alaska’s fiscal year 2024 and grow to 477 thousand bpd in fiscal year 2025. The DOR projects the number to reach 641 thousand bpd by fiscal year 2034. This is primarily a result of new production coming on line in and around the NPR-A region west of Prudhoe Bay.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 5.4% in 2023 to $481,181, following a 7.6% increase in 2022. This was the sixth consecutive year of price increases.

Average sales prices for single family homes in the Matanuska Susitna Borough rose 4% in 2023 to $397,589, after increasing 9.9% in 2022. This continues a trend of average price increases for more than a decade in the region. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

However, the Alaska Multiple Listing Services reported a large decrease in the number of units sold in both communities. There were 2,162 housing units sold in Anchorage in 2023, down 24.1% compared to 2,849 in 2022. In the Matanuska Susitna Borough there were 1,636 homes sold in 2023, compared to 2,103 in 2022, a decrease of 22.2%.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the first quarter of 2024, Northrim generated a ROAA of 1.19% and a ROAE of 13.84%, compared to 0.93% and 11.36%, respectively, in the fourth quarter of 2023 and 0.76% and 8.73%, respectively, in the first quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income decreased 1% to $26.4 million in the first quarter of 2024 compared to $26.7 million in the fourth quarter of 2023 and increased 6% compared to $25.0 million in the first quarter of 2023. Interest expense on deposits increased to $9.2 million in the first quarter compared to $8.7 million in the fourth quarter of 2023 and $4.6 million in the first quarter of 2023.

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NIMTE* was 4.22% in the first quarter of 2024 up from 4.12% in the preceding quarter and down from 4.30% in the first quarter a year ago. NIMTE* decreased 8 basis points in the first quarter of 2024 compared to the first quarter of 2023 primarily due to an increase in costs on interest-bearing deposits which was only partially offset by a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets, higher earning-assets, and higher yields on those assets. The weighted average interest rate for new loans booked in the first quarter of 2024 was 7.15% compared to 7.35% in the fourth quarter of 2023 and 6.04% in the first quarter a year ago. No long-term investments were purchased during the first quarter of 2024, however, the yield on the portfolio increased to 2.82% for the quarter as a result of $45.6 million in maturities that had an average yield of 1.75% and repricing of the variable rate investments which represent 10% of the investment portfolio. “We continue to see modest deposit pricing pressure, however, the main impact on deposit cost is the mix of our deposit balances. Fortunately, we have been able to offset the cost increase with increased yields on our earning assets,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of December 31, 20231.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $149,000 in the first quarter of 2024, which is the net of a $72,000 benefit for credit losses on unfunded commitments and a provision for credit losses on loans of $221,000 primarily as a result of loan growth, changes in assumptions in management's current expected credit losses model, and an increase in the allowance for loans individually evaluated. This compares to a provision for credit losses of $885,000 in the fourth quarter of 2023, and provision for credit losses of $360,000 in the first quarter a year ago. The decrease in the provision for credit losses on loans in the first quarter of 2024 compared to the fourth quarter of 2023 is primarily due to lower loan growth during the quarter.

Nonperforming loans, net of government guarantees, increased during the quarter to $5.3 million at March 31, 2024, compared to $5.0 million at December 31, 2023, and decreased compared to $6.1 million at March 31, 2023.

The allowance for credit losses was 333% of nonperforming loans, net of government guarantees, at the end of the first quarter of 2024, compared to 345% three months earlier and 233% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $7.8 million, or 23% of total first quarter 2024 revenues, as compared to $6.5 million, or 20% of revenues in the fourth quarter of 2023, and $4.9 million, or 16% of revenues in the first quarter of 2023. The increase in other operating income in the first quarter of 2024 as compared to the preceding quarter and the first quarter of 2023 is primarily the result of an increase in mortgage banking income due to a higher volume of mortgage activity. The fair market value of marketable equity securities increased $314,000 in the first quarter of 2024 compared to an increase of $565,000 in the prior quarter and a decrease of $223,000 in the first quarter of 2023. The increase in other operating income in the first quarter of 2024 as compared to the first quarter a year ago was due primarily to a higher volume of mortgage activity, as well as an increase in purchased receivable income due to higher balances and increased rates. See further discussion regarding mortgage activity during the first quarter contained under “Home Mortgage Lending” below.

Other Operating Expenses

Operating expenses were $23.6 million in the first quarter of 2024, compared to $24.0 million in the fourth quarter of 2023, and $23.5 million in the first quarter of 2023. The decrease in other operating expenses in the first quarter of 2024 compared to the fourth quarter of 2023 is primarily due to a decrease in OREO expense due to a gain on

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sale recorded in the first quarter of 2024 for subsequent proceeds received related to a government guarantee on an OREO property sold in December 2022.

1As of December 31, 2023, the S&P U.S. Small Cap Bank Index tracked 251 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 3.19%.

Income Tax Provision

In the first quarter of 2024, Northrim recorded $2.3 million in state and federal income tax expense for an effective tax rate of 21.9%, compared to $1.7 million, or 20.7% in the fourth quarter of 2023 and $1.2 million, or 20.4% in the first quarter a year ago. The increase in the tax rate in the first quarter of 2024 as compared to the first quarter of 2023 is primarily the result of a decrease in tax credits and tax exempt interest income as a percentage of pre-tax income in 2024 as compared to 2023.

Community Banking

In the most recent deposit market share data from the FDIC, Northrim’s deposit market share in Alaska increased to 15.04% of Alaska's total deposits as of June 30, 2023 compared to 13.95% of Alaska's total deposits as of June 30, 2022. This represents 7.8% growth in market share percentage for Northrim during that period while, according to the FDIC, the total deposits in Alaska were down 8.5% during the same period. Northrim opened a branch in Kodiak in the first quarter of 2023, a loan production office in Homer in the second quarter of 2023, a permanent branch in Nome in the third quarter of 2023, and a branch in Homer in the first quarter of 2024. See below for further discussion regarding the Company's deposit movement for the quarter.

Net interest income in the Community Banking segment totaled $24.2 million in the first quarter of 2024, compared to $24.5 million in the fourth quarter of 2023 and $24.8 million in the first quarter of 2023. Net interest income decreased slightly in the first quarter of 2024 as compared to the fourth quarter of 2023 mostly due to higher interest expense on deposits and lower interest income on short term and portfolio investments. These changes were only partially offset by higher interest income on loans and lower interest expense on borrowings.

Other operating expenses totaled $17.6 million in the first quarter of 2024, down $964,000 or 5% from $18.5 million in the fourth quarter of 2023, and up slightly from the first quarter a year ago. The decrease in the first quarter of 2024 as compared to the prior quarter is mostly due to a decrease in salaries and other personnel expense and marketing expense, as well as a decrease in OREO expense due to a gain on sale recorded in the first quarter of 2024 for subsequent proceeds received related to a government guarantee on an OREO property sold in December 2022.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Net interest income	$24,215	$24,456	$24,050	$22,700	$24,752
Provision for credit losses	197	885	1,190	1,407	360
Other operating income	3,813	4,048	3,597	3,067	2,900
Other operating expense	17,552	18,516	16,946	17,805	17,417
Income before provision for income taxes	10,279	9,103	9,511	6,555	9,875
Provision for income taxes	2,242	1,941	1,709	1,192	2,315
Net income	$8,037	$7,162	$7,802	$5,363	$7,560
Weighted average shares outstanding, diluted	5,554,930	5,578,491	5,624,906	5,677,292	5,757,458
Diluted earnings per share	$1.45	$1.29	$1.39	$0.94	$1.31

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Home Mortgage Lending

During the first quarter of 2024, mortgage loans funded for sale increased to $84.3 million, of which 96% was for home purchases, compared to $79.7 million and 96% of loans funded for home purchases in the fourth quarter of 2023, and increased as compared to $50.7 million, of which 95% was for home purchases in the first quarter of 2023.

The Company has mortgage products including adjustable rate mortgages, a second home product, jumbo, and extended locks which are intended to appeal to customers given the current interest rate environment. During the first quarter of 2024, our home mortgage lending subsidiary, Residential Mortgage originated $17.4 million in home mortgages, of which roughly one-third were adjustable rate mortgages and two-thirds were mortgages for second homes, that the Bank purchased and booked at a weighted average interest rate of 6.65%, down from $27.1 million and 7.05% in the fourth quarter of 2023, $21.6 million and 6.60% in the third quarter of 2023, $55.6 million and 5.70% in the second quarter of 2023, and $42.0 million and 5.11% in the first quarter of 2023. The increase in mortgage loans funded for investment has increased net interest income in the Home Mortgage Lending segment. Net interest income contributed $2.2 million to total revenue in the first quarter of 2024, down slightly from $2.3 million in the prior quarter, and up from $280,000 in the first quarter a year ago.

The expansion efforts of mortgage production in the Arizona, Colorado, and the Pacific Northwest markets contributed to 19% of Residential Mortgage's $102 million total production in the first quarter of 2024, 11% of the $107 million in total production in the fourth quarter of 2023, 8% of the $153 million in total production in the third quarter of 2023, 15% of the $169 million in total production in the second quarter of 2023, and 19% of $93 million in total production in the first quarter of 2023.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $25,000 during the first quarter of 2024 compared to a decrease of $1.0 million for the fourth quarter of 2023 and a decrease of $795,000 for the first quarter of 2023. Mortgage servicing revenue decreased to $1.6 million in the first quarter of 2024 from $2.2 million in the prior quarter and increased from $1.4 million in the first quarter of 2023 due to varying production of Alaska Housing Finance Corporation (AHFC) mortgages, which contribute to servicing revenues at origination. In the first quarter of 2024, the Company's servicing portfolio increased $15.5 million, which included $33.3 million in new mortgage loans, net of amortization and payoffs of $17.8 million as compared to a net increase of $62.4 million in the fourth quarter of 2024 and $12.2 million in the first quarter of 2023.

As of March 31, 2024, Northrim serviced 3,910 loans in its $1.06 billion home-mortgage-servicing portfolio, a 1% increase compared to the $1.04 billion serviced as of the end of the fourth quarter of 2023, and a 16% increase from the $911 million serviced a year ago.

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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Mortgage commitments	$56,208	$22,926	$50,128	$71,123	$41,050

Mortgage loans funded for sale	$84,324	$79,742	$131,863	$113,824	$50,725
Mortgage loans funded for investment	17,403	27,114	21,585	55,595	41,964
Total mortgage loans funded	$101,727	$106,856	$153,448	$169,419	$92,689
Mortgage loan refinances to total fundings	4%	4%	5%	3%	5%
Mortgage loans serviced for others	$1,060,007	$1,044,516	$982,098	$921,616	$911,065

Net realized gains on mortgage loans sold	$1,980	$1,462	$2,491	$2,570	$1,305
Change in fair value of mortgage loan commitments, net	386	(296)	(289)	358	125
Total production revenue	2,366	1,166	2,202	2,928	1,430
Mortgage servicing revenue	1,561	2,180	2,396	1,424	1,368
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	289	(707)	—	(3)	(212)
Other[2]	(314)	(301)	(310)	(571)	(583)
Total mortgage servicing revenue, net	1,536	1,172	2,086	850	573
Other mortgage banking revenue	129	99	117	135	5
Total mortgage banking income	$4,031	$2,437	$4,405	$3,913	$2,008

Net interest income	$2,232	$2,276	$2,300	$2,442	$280
(Benefit) provision for credit losses	(48)	—	—	—	—
Mortgage banking income	4,031	2,437	4,405	3,913	2,008
Other operating expense	6,086	5,477	5,951	5,977	6,092
Income (loss) before provision for income taxes	225	(764)	754	378	(3,804)
Provision (benefit) for income taxes	63	(215)	182	164	(1,074)
Net income (loss)	$162	($549)	$572	$214	($2,730)

Weighted average shares outstanding, diluted	5,554,930	5,578,491	5,624,906	5,677,292	5,757,458
Diluted earnings per share	$0.03	($0.10)	$0.09	$0.04	($0.47)
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $2.76 billion at March 31, 2024, down 2% from the preceding quarter and up 7% from a year ago. Northrim’s loan-to-deposit ratio was 74% at March 31, 2024, up from 72% at December 31, 2023, and 67% at March 31, 2023.

At March 31, 2024, our liquid assets and investments and loans maturing within one year were $515.6 million and our funds available for borrowing under our existing lines of credit were $712.3 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.56 billion in the first quarter of 2024, down 2% from $2.61 billion in the fourth quarter of 2023 and up 6% from $2.40 billion in the first quarter a year ago. The average yield on interest-

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earning assets was 5.69% in the first quarter of 2024, up from 5.51% in the preceding quarter and 5.10% in the first quarter a year ago.

Average investment securities decreased to $670.9 million in the first quarter of 2024, compared to $690.7 million in the fourth quarter of 2023 and $727.6 million in the first quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.82% for the first quarter of 2024, up from 2.48% in the preceding quarter and up from 2.40% in the year ago quarter. The average estimated duration of the investment portfolio at March 31, 2024, was approximately 2.7 years compared to approximately 3.1 years at March 31, 2023. As of March 31, 2024, $48.8 million of available for sale securities with a weighted average yield of 1.83% are scheduled to mature in the next six months, $40.1 million with a weighted average yield of 0.66% are scheduled to mature in six months to one year, and $238.1 million with a weighted average yield of 1.52% are scheduled to mature in the following year, representing a total of $326.9 million or 13% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities decreased by $210,000 in the first quarter of 2024 resulting in total unrealized loss, net of tax, of $17.2 million compared to $17.4 million at December 31, 2023, and $24.3 million a year ago. The average maturity of the available for sale securities with the majority of the unrealized loss is 1.8 years. Total unrealized losses on held to maturity securities were $3.4 million at March 31, 2024, compared to $3.3 million at December 31, 2023, and $4.2 million a year ago.

Average interest bearing deposits in other banks decreased to $61.6 million in the first quarter of 2024 from $126.2 million in the fourth quarter of 2023 and $130.9 million in the first quarter of 2023 as cash was used to fund the growing loan portfolio and provide funds to deposit customers.

Portfolio loans were $1.81 billion at March 31, 2024, up 1% from the preceding quarter and up 18% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $1.59 billion at March 31, 2024, relatively unchanged from the preceding quarter and up 12% from a year ago. Average portfolio loans in the first quarter of 2024 were $1.79 billion, which was up 2% from the preceding quarter and up 18% from a year ago. Yields on average portfolio loans in the first quarter of 2024 increased to 6.75% from 6.55% in the fourth quarter of 2023 and increased from 6.28% in the first quarter of 2023. The increase in the yield on portfolio loans in the first quarter of 2024 compared to the fourth quarter of 2023 and the first quarter a year ago is primarily due to loan repricing due to the increases in interest rates and new loans booked at higher rates due to changes in the interest rate environment. The yield on new portfolio loans, excluding consumer mortgage loans, was 8.46% in the first quarter of 2024 as compared to 7.91% in the fourth quarter of 2023 and 8.06% in the first quarter of 2023. Approximately 32% of loans mature or reprice in the next three months, 15% of loans mature or reprice in three to twelve months, and 16% of loans mature or reprice in one to two years.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.43 billion at March 31, 2024, down 2% from $2.49 billion at December 31, 2023, and up 6% from $2.30 billion a year ago. “The decrease in deposits in the first quarter of 2024 were consistent with our customers' business cycles, where we typically see growth in the second half of the year,” said Ballard. At March 31, 2024, 70% of total deposits were held in business accounts and 30% of deposit balances were held in consumer accounts. Northrim had approximately 33,000 deposit customers with an average balance of $73,000 as of March 31, 2024. Northrim had 19 customers with balances over $10 million as of March 31, 2024, which accounted for $459.9 million, or 19%, of total deposits. Of these $459.9 million of deposits, approximately 35% are insured using ICS or CDARS and an additional 17% are long-term customers with whom Northrim has significant lending relationships. ICS and CDARS deposits are divided into amounts under the FDIC insurance maximum and allocated among member banks, making the large deposit eligible for FDIC insurance. Demand deposits decreased by 5% from the prior quarter and decreased 7% year-over-year to $714.2 million at March 31, 2024. Demand deposits decreased to 29% of total deposits at March 31, 2024 compared to 31% of total deposits at December 31, 2023 and 35% of total deposits at March 31, 2023. Average interest-bearing deposits were up slightly to $1.73 billion with an average cost of 2.13% in the first quarter of 2024, compared to $1.72 billion and an average cost of 2.00% in the fourth quarter of 2023, and up 12% compared to $1.54 billion and an average cost of 1.20% in the first quarter of 2023. Uninsured deposits totaled $989.5 million or 41% of total deposits as of March 31, 2024 compared to $1.1 billion or 46% of

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
9 of 20

total deposits as of December 31, 2022. Since interest rates began increasing in 2022, Northrim has taken a proactive, targeted approach to increase deposit rates.

Shareholders’ equity was $239.3 million, or $43.52 book value per share, at March 31, 2024, compared to $234.7 million, or $42.57 book value per share, at December 31, 2023 and $224.4 million, or $39.56 book value per share, a year ago. Tangible book value per share* was $40.61 at March 31, 2024, compared to $39.68 at December 31, 2023, and $36.74 per share a year ago. The increase in shareholders’ equity in the first quarter of 2024 as compared to the fourth quarter of 2023 was largely the result of earnings of $8.2 million and an increase in the fair value of the available for sale securities portfolio, which increased $210,000, net of tax, which were only partially offset by dividends paid of $3.4 million and repurchases of common stock of $789,000. The Company purchased 15,034 shares of common stock in the first quarter of 2024 at an average cost of $52.46 per share and has 110,000 shares remaining under the current share repurchase program as of March 31, 2024. Tangible common equity to tangible assets* was 8.14% as of March 31, 2024. Tangible common equity to tangible common assets, excluding the impact of the fair value of the available for sale securities portfolio*, was 8.71% as of March 31, 2024, compared to 8.41% as of December 31, 2023 and 8.99% as of March 31, 2023. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 11.55% at March 31, 2024, compared to 11.43% at December 31, 2023, and 12.75% at March 31, 2023.

Asset Quality

Northrim believes it has a consistent lending approach throughout economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were $5.4 million at March 31, 2024, down from $5.8 million at December 31, 2023 and down from $6.4 million a year ago. Of the NPAs at March 31, 2024, $3.3 million, or 61% are nonaccrual loans related to three commercial relationships.

Net adversely classified loans were $7.2 million at March 31, 2024, as compared to $7.1 million at December 31, 2023, and $7.2 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan recoveries were $42,000 in the first quarter of 2024, compared to net loan charge-offs of $96,000 in the fourth quarter of 2023, and net loan recoveries of $60,000 in the first quarter of 2023. Additionally, Northrim had nine loan modifications to borrowers experiencing financial difficulty totaling $4.8 million, net of government guarantees in the first quarter of 2024.

Northrim had $123.1 million, or 7% of portfolio loans, in the Healthcare sector, $108.6 million, or 6% of portfolio loans, in the Tourism sector, $92.6 million, or 5% of portfolio loans, in the Accommodations sector, $74.0 million, or 4% of portfolio loans, in the Fishing sector, $74.0 million, or 4% of portfolio loans, in the Retail sector, $59.6 million, or 3% of portfolio loans, in the Aviation (non-tourism) sector, and $52.5 million, or 3% in the Restaurants and Breweries sector as of March 31, 2024.

Northrim estimates that $88.0 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of March 31, 2024, and $1.8 million of these loans are adversely classified. As of March 31, 2024, Northrim has an additional $42.6 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and no unfunded commitments on adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
10 of 20

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches in Anchorage, Eagle River, the Matanuska Valley, the Kenai Peninsula, Juneau, Fairbanks, Nome, Kodiak, Ketchikan, and Sitka, serving 90% of Alaska’s population; and an asset-based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
11 of 20

Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; inflation, supply-chain constraints, and potential geopolitical instability, including the wars in Ukraine and the Middle East; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our provision for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease, outbreaks, such as the COVID-19 pandemic, or similar health threats and measures implemented to combat them; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
12 of 20

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	March 31,
	2024	2023	2023
Interest Income:
Interest and fees on loans	$30,450	$29,508	$23,694
Interest on portfolio investments	4,520	4,677	4,612
Interest on deposits in banks	838	1,743	1,489
Total interest income	35,808	35,928	29,795
Interest Expense:
Interest expense on deposits	9,180	8,676	4,583
Interest expense on borrowings	181	520	180
Total interest expense	9,361	9,196	4,763
Net interest income	26,447	26,732	25,032

Provision for credit losses	149	885	360
Net interest income after provision for credit losses	26,298	25,847	24,672

Other Operating Income:
Mortgage banking income	4,031	2,437	2,008
Purchased receivable income	1,345	1,307	977
Bankcard fees	917	946	908
Service charges on deposit accounts	549	532	457
Unrealized gain (loss) on marketable equity securities	314	565	(223)
Other income	688	698	781
Total other operating income	7,844	6,485	4,908

Other Operating Expense:
Salaries and other personnel expense	15,417	15,417	15,484
Data processing expense	2,659	2,500	2,355
Occupancy expense	1,962	1,783	1,943
Insurance expense	779	675	557
Professional and outside services	755	802	722
Marketing expense	513	933	564
Intangible asset amortization expense	—	6	4
OREO expense, net rental income and gains on sale	(391)	(28)	26
Other operating expense	1,944	1,905	1,854
Total other operating expense	23,638	23,993	23,509

Income before provision for income taxes	10,504	8,339	6,071
Provision for income taxes	2,305	1,726	1,241
Net income	$8,199	$6,613	$4,830

Basic EPS	$1.49	$1.19	$0.85
Diluted EPS	$1.48	$1.19	$0.84
Weighted average shares outstanding, basic	5,499,578	5,513,041	5,691,432
Weighted average shares outstanding, diluted	5,554,930	5,578,491	5,757,458

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
13 of 20

Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2024	2023	2023

Assets:
Cash and due from banks	$30,159	$27,457	$28,976
Interest bearing deposits in other banks	50,205	91,073	110,235
Investment securities available for sale, at fair value	592,479	637,936	677,734
Investment securities held to maturity	36,750	36,750	36,750
Marketable equity securities, at fair value	13,467	13,153	10,515
Investment in Federal Home Loan Bank stock	3,236	2,980	3,752
Loans held for sale	43,818	31,974	23,985

Portfolio loans	1,811,135	1,789,497	1,535,187
Allowance for credit losses, loans	(17,533)	(17,270)	(14,157)
Net portfolio loans	1,793,602	1,772,227	1,521,030
Purchased receivables, net	37,698	36,842	21,190
Mortgage servicing rights, at fair value	20,055	19,564	18,303
Other real estate owned, net	—	—	273
Premises and equipment, net	40,836	40,693	38,163
Lease right of use asset	8,867	9,092	9,469
Goodwill and intangible assets	15,967	15,967	15,980
Other assets	72,421	71,789	63,682
Total assets	$2,759,560	$2,807,497	$2,580,037

Liabilities:
Demand deposits	$714,244	$749,683	$767,772
Interest-bearing demand	889,581	927,291	717,910
Savings deposits	246,902	255,338	292,857
Money market deposits	209,785	221,492	262,478
Time deposits	373,571	331,251	255,256
Total deposits	2,434,083	2,485,055	2,296,273
Other borrowings	13,569	13,675	13,991
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	8,884	9,092	9,466
Other liabilities	53,387	54,647	25,572
Total liabilities	2,520,233	2,572,779	2,355,612

Shareholders’ Equity:
Total shareholders’ equity	239,327	234,718	224,425
Total liabilities and shareholders’ equity	$2,759,560	$2,807,497	$2,580,037

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
14 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$475,220	26%	$486,057	27%	$492,145	28%	$499,780	29%	$448,446	29%
Commercial real estate:
Owner occupied properties	372,507	20%	368,357	20%	359,019	21%	350,411	21%	344,734	22%
Nonowner occupied and
multifamily properties	529,904	30%	519,115	30%	509,939	30%	494,505	31%	476,897	32%
Residential real estate:
1-4 family properties
secured by first liens	218,552	12%	203,534	11%	180,719	10%	160,467	10%	112,758	7%
1-4 family properties
secured by junior liens &
revolving secured by first liens	35,460	2%	33,783	2%	27,342	2%	24,970	1%	22,864	1%
1-4 family construction	27,751	2%	31,239	2%	32,374	2%	35,527	2%	40,881	3%
Construction loans	153,537	8%	149,788	8%	120,909	7%	96,015	6%	92,615	6%
Consumer loans	6,444	—%	6,180	—%	5,930	—%	5,498	—%	4,617	—%
Subtotal	1,819,375		1,798,053		1,728,377		1,667,173		1,543,812
Unearned loan fees, net	(8,240)		(8,556)		(8,286)		(7,934)		(8,625)
Total portfolio loans	$1,811,135		$1,789,497		$1,720,091		$1,659,239		$1,535,187

Composition of Deposits
	March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$714,244	29%	$749,683	31%	$764,647	31%	$711,390	31%	$767,772	34%
Interest-bearing demand	889,581	37%	927,291	37%	875,814	36%	795,128	35%	717,910	31%
Savings deposits	246,902	10%	255,338	10%	265,799	11%	275,602	12%	292,857	13%
Money market deposits	209,785	9%	221,492	9%	230,814	10%	232,698	10%	262,478	11%
Time deposits	373,571	15%	331,251	13%	290,856	12%	287,493	12%	255,256	11%
Total deposits	$2,434,083		$2,485,055		$2,427,930		$2,302,311		$2,296,273

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
15 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	March 31,	December 31,	March 31,
	2024	2023	2023
Nonaccrual loans	$5,260	$6,069	$8,775
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	5,260	6,069	8,775
Nonperforming loans guaranteed by government	—	(1,067)	(2,692)
Net nonperforming loans	5,260	5,002	6,083
Other real estate owned	—	—	273
Nonperforming purchased receivables	183	808	—
Net nonperforming assets	$5,443	$5,810	$6,356
Nonperforming loans, net of government guarantees / portfolio loans	0.29%	0.28%	0.40%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.31%	0.30%	0.43%
Nonperforming assets, net of government guarantees / total assets	0.20%	0.21%	0.25%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.21%	0.21%	0.26%

Adversely classified loans, net of government guarantees	$7,206	$7,057	$7,221
Special mention loans, net of government guarantees	$9,976	$6,580	$15,547
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.03%	0.03%	0.06%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.04%	0.03%	0.06%

Allowance for credit losses / portfolio loans	0.97%	0.97%	0.92%
Allowance for credit losses / portfolio loans, net of government guarantees	1.03%	1.02%	0.99%
Allowance for credit losses / nonperforming loans, net of government
guarantees	333%	345%	233%

Gross loan charge-offs for the quarter	$25	$281	$14
Gross loan recoveries for the quarter	($67)	($185)	($74)
Net loan (recoveries) charge-offs for the quarter	($42)	$96	($60)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	—%	0.01%	—%

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
16 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$61,561	5.38%	$126,174	5.40%	$130,929	4.55%
Portfolio investments	670,937	2.82%	690,659	2.48%	727,610	2.40%
Loans held for sale	32,635	6.13%	45,732	6.55%	20,901	5.54%
Portfolio loans	1,793,425	6.75%	1,749,732	6.55%	1,524,130	6.28%
Total interest-earning assets	2,558,558	5.69%	2,612,297	5.51%	2,403,570	5.10%
Nonearning assets	201,137		214,934		185,755
Total assets	$2,759,695		$2,827,231		$2,589,325

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$1,731,923	2.13%	$1,724,409	2.00%	$1,543,437	1.20%
Borrowings	23,944	2.95%	47,964	4.25%	24,366	2.92%
Total interest-bearing liabilities	1,755,867	2.14%	1,772,373	2.06%	1,567,803	1.23%

Noninterest-bearing demand deposits	705,134		760,566		756,088
Other liabilities	60,407		63,321		41,067
Shareholders’ equity	238,287		230,971		224,367
Total liabilities and shareholders’ equity	$2,759,695		$2,827,231		$2,589,325
Net spread		3.55%		3.45%		3.87%
NIM		4.16%		4.06%		4.22%
NIMTE*		4.22%		4.12%		4.30%
Cost of funds		1.53%		1.44%		0.83%
Average portfolio loans to average
interest-earning assets	70.10%		66.98%		63.41%
Average portfolio loans to average total deposits	73.59%		70.41%		66.28%
Average non-interest deposits to average
total deposits	28.93%		30.61%		32.88%
Average interest-earning assets to average
interest-bearing liabilities	145.71%		147.39%		153.31%

The components of the change in NIMTE* are detailed in the table below:

	1Q24 vs. 4Q23	1Q24 vs. 1Q23
Nonaccrual interest adjustments	0.02%	—%
Interest rates on loans and liabilities and loan fees, all other loans	0.08%	(0.35)%
Volume and mix of other interest-earning assets and liabilities	—%	0.27%
Change in NIMTE*	0.10%	(0.08)%

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
17 of 20

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	March 31, 2024	December 31, 2023	March 31, 2023
Book value per share	$43.52	$42.57	$39.56
Tangible book value per share*	$40.61	$39.68	$36.74
Total shareholders’ equity/total assets	8.67%	8.36%	8.70%
Tangible Common Equity/Tangible Assets*	8.14%	7.84%	8.13%
Tier 1 Capital / Risk Adjusted Assets	11.55%	11.43%	12.75%
Total Capital / Risk Adjusted Assets	12.47%	12.35%	13.60%
Tier 1 Capital / Average Assets	9.01%	8.72%	9.40%
Shares outstanding	5,499,578	5,513,459	5,672,841
Total unrealized loss on AFS debt securities, net of income taxes	($17,205)	($17,415)	($24,311)
Total unrealized gain on derivatives and hedging activities, net of income taxes	$1,172	$978	$827

Profitability Ratios
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
For the quarter:
NIM	4.16%	4.06%	4.15%	4.14%	4.22%
NIMTE*	4.22%	4.12%	4.21%	4.21%	4.30%
Efficiency ratio	68.93%	72.21%	66.64%	74.03%	78.51%
Return on average assets	1.19%	0.93%	1.22%	0.85%	0.76%
Return on average equity	13.84%	11.36%	14.67%	9.85%	8.73%

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
18 of 20

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2024 and 2023. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Net interest income	$26,447	$26,732	$26,350	$25,142	$25,032
Divided by average interest-bearing assets	2,558,558	2,612,297	2,516,126	2,434,611	2,403,570
Net interest margin (“NIM”)[2]	4.16%	4.06%	4.15%	4.14%	4.22%

Net interest income	$26,447	$26,732	$26,350	$25,142	$25,032
Plus: reduction in tax expense related to
tax-exempt interest income	379	374	373	400	429
	$26,826	$27,106	$26,723	$25,542	$25,461
Divided by average interest-bearing assets	2,558,558	2,612,297	2,516,126	2,434,611	2,403,570
NIMTE[2]	4.22%	4.12%	4.21%	4.21%	4.30%

2Calculated using actual days in the quarter divided by 366 for the quarters ended in 2024 and 365 for the quarters ended in 2023, respectively.

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
19 of 20

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total shareholders’ equity	$239,327	$234,718	$225,259	$221,336	$224,425
Divided by shares outstanding	5,500	5,513	5,548	5,611	5,673
Book value per share	$43.52	$42.57	$40.60	$39.45	$39.56

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total shareholders’ equity	$239,327	$234,718	$225,259	$221,336	$224,425
Less: goodwill and intangible assets	15,967	15,967	15,973	15,977	15,980
	$223,360	$218,751	$209,286	$205,359	$208,445
Divided by shares outstanding	5,500	5,513	5,548	5,611	5,673
Tangible book value per share	$40.61	$39.68	$37.72	$36.60	$36.74

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets.

Northrim BanCorp, Inc.	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total shareholders’ equity	$239,327	$234,718	$225,259	$221,336	$224,425
Total assets	2,759,560	2,807,497	2,790,189	2,638,207	2,580,037
Total shareholders’ equity to total assets	8.67%	8.36%	8.07%	8.39%	8.70%

Northrim BanCorp, Inc.	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total shareholders’ equity	$239,327	$234,718	$225,259	$221,336	$224,425
Less: goodwill and other intangible assets, net	15,967	15,967	15,973	15,977	15,980
Tangible common shareholders’ equity	$223,360	$218,751	$209,286	$205,359	$208,445

Total assets	$2,759,560	$2,807,497	$2,790,189	$2,638,207	$2,580,037
Less: goodwill and other intangible assets, net	15,967	15,967	15,973	15,977	15,980
Tangible assets	$2,743,593	$2,791,530	$2,774,216	$2,622,230	$2,564,057
Tangible common equity ratio	8.14%	7.84%	7.54%	7.83%	8.13%

Northrim BanCorp Earns $8.2 Million, or $1.48 per Diluted Share in 1Q24
April 24, 2024
20 of 20

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Common Equity to Tangible Assets, excluding the unrealized losses on the available for sales securities portfolio

Tangible common equity to tangible assets, excluding the unrealized losses on the available for sales securities portfolio, is a non-GAAP ratio that represents total equity less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes divided by total assets less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets, excluding the unrealized losses on the available for sales securities portfolio and shareholders' equity to total assets.

Northrim BanCorp, Inc.	March 31, 2024	December 31, 2023	March 31, 2023

Total shareholders' equity	$239,327	$234,718	$224,425
Total assets	2,759,560	2,807,497	2,580,037
Total shareholders' equity to total assets	8.67%	8.36%	8.70%

Northrim BanCorp, Inc.	March 31, 2024	December 31, 2023	March 31, 2023

Total shareholders' equity	$239,327	$234,718	$224,425
Less: goodwill and other intangible assets, net	15,967	15,967	15,980
Less: unrealized (loss) on available for sale securities, net income taxes	(17,205)	(17,415)	(24,311)
Tangible common shareholders' equity, excluding unrealized losses on available for sale securities	$240,565	$236,166	$232,756

Total assets	$2,759,560	$2,807,497	$2,580,037
Less: goodwill and other intangible assets, net	15,967	15,967	15,980
Less: unrealized (loss) on available for sale securities, net income taxes	(17,205)	(17,415)	(24,311)
Tangible assets, excluding unrealized losses on available for sale securities	$2,760,798	$2,808,945	$2,588,368
Tangible common equity ratio, excluding unrealized losses on available for sale securities	8.71%	8.41%	8.99%

Note Transmitted on GlobeNewswire on April 24, 2024, at 12:15 pm Alaska Standard Time.